Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS SECOND QUARTER FISCAL 2018 RESULTS

NASHVILLE, Tenn., Aug. 31, 2017 -- Genesco Inc. (NYSE: GCO) today reported a loss from continuing operations for the second quarter ended July 29, 2017, of $3.9 million, or ($0.20) per diluted share, compared to earnings from continuing operations of $14.5 million, or $0.72 per diluted share, for the second quarter ended July 30, 2016. Fiscal 2018 second quarter results reflect the negative impact from new accounting guidelines for share-based payments totaling $2.2 million, or $0.11 per diluted share after-tax, and a pre-tax charge of $0.3 million, or $0.01 per diluted share after-tax in acquisition transition expenses, partially offset by after-tax gain of $0.5 million, or $0.02 per diluted share from income tax matters. Fiscal 2017 second quarter results reflect a pretax gain of $10.4 million, or $0.34 per diluted share after tax, including an $8.9 million gain on network intrusion expenses as a result of a litigation settlement, and a $2.5 million gain on the sale of Lids Team Sports, partially offset by $1.0 million for asset impairment charges, plus an after-tax gain of $0.9 million, or $0.04 per diluted share from income tax matters.

Adjusted for the items described above in both periods, the loss from continuing operations was $2.0 million, or ($0.10) per diluted share, for the second quarter of Fiscal 2018, compared to earnings from continuing operations of $6.9 million, or $0.34 per diluted share, for the second quarter of Fiscal 2017. For consistency with Fiscal 2018’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the second quarter of Fiscal 2018 decreased 1.4% to $617 million from $626 million in the second quarter of Fiscal 2017. Without the sale in December of the SureGrip business and the impact of foreign exchange, revenue would have been flat. Consolidated second quarter 2018 comparable sales, including same store sales and comparable e-commerce and catalog sales, were flat, with a 1% increase in the Journeys Group, a 2% decrease in the Lids Sports Group, a 3% increase in the Schuh Group, and a 1% decrease in the Johnston & Murphy Group. Comparable sales for the Company included a 2% decrease in same store sales and a 30% increase in e-commerce sales.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “The second quarter was a bit more challenging than we expected, as positive momentum at Journeys was offset by increasing headwinds at Lids. Journeys comps improved significantly, as we emerged from the latest fashion cycle. We also continued to experience a more dramatic shift in consumer shopping away from stores to digital across our divisions which pressured profitability, as we deleveraged our fixed expenses on negative store comps. As a result of the overall flat comp and these factors, combined with gross margin headwinds, primarily from higher e-commerce sales, product mix shifts, and increased promotional activity, earnings were considerably lower than last year and slightly below our internal forecasts.

“The positive sales trends we experienced at Journeys and Schuh during the second quarter accelerated nicely during August in the important back-to-school selling period, and we believe that both

Exhibit 99.1

businesses are in stronger merchandise positions heading into the holiday season compared with a year ago. Unfortunately, current trends at Lids continue to run well below our expectations which will make it more difficult to lap the tough comparisons we face beginning in October from last year’s Cubs World Series win. In addition, we have adopted a more conservative outlook for store-based sales given the anemic level of mall traffic year-to-date and the more pronounced shift in consumer spending away from stores to online. Therefore, we now expect adjusted diluted earnings per share for the year in the range of $3.35 to $3.65, compared to our previously issued guidance range of $3.90 to $4.05, a wider range than usual given some of the opportunities and challenges in our business.” These expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $4.7 million to $5.8 million pretax, or $0.16 to $0.20 per share after tax, for the full fiscal year.  They also do not include certain tax effects related to equity grants pursuant to the newly effective ASU 2016-09, estimated at $0.11 per share after tax. This guidance assumes comparable sales in the range of -1% to 1% for the full year. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While we are disappointed with our reduced outlook, we believe we have established new ranges for sales and earnings that better reflect the current operating environment. I believe that our approach to managing the business strikes the right balance between protecting near-term profitability and executing our long range plans, and we expect our concepts to emerge from the ongoing retail transformation in even stronger strategic positions.”

Conference Call and Management Commentary
The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on August 31, 2017 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses, especially in view of the Company’s recent market valuation; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; effects on local consumer demand or on the national economy related to Hurricane Harvey; competition in the Company's markets, including online; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, including weakness related to planned closings of anchor and department stores and other stores or other factors; the imposition of tariffs on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates,

Exhibit 99.1

foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,740 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.neweracap.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands	2017	2016	2017	2016
Net sales	$616,506	$625,557	$1,259,874	$1,274,350
Cost of sales	309,999	310,820	634,454	629,916
Selling and administrative expenses	308,459	302,662	624,459	610,905
Asset impairments and other, net	58	(7,945)	177	(4,388)
Earnings from operations	(2,010)	20,020	784	37,917
Gain on sale of Lids Team Sports	—	(2,485)	—	(2,485)
Interest expense, net	1,249	1,306	2,426	2,443
Earnings (loss) from continuing operations
before income taxes	(3,259)	21,199	(1,642)	37,959

Income tax expense	616	6,695	1,236	12,891
Earnings (loss) from continuing operations	(3,875)	14,504	(2,878)	25,068

Provision for discontinued operations	(73)	74	(185)	(80)
Net Earnings (Loss)	$(3,948)	$14,578	$(3,063)	$24,988

Earnings Per Share Information
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands (except per share amounts)	2017	2016	2017	2016

Average common shares - Basic EPS	19,152	20,195	19,171	20,505

Basic earnings (loss) per share:
Before discontinued operations	$(0.20)	$0.72	$(0.15)	$1.22
Net earnings (loss)	$(0.21)	$0.72	$(0.16)	$1.22

Average common and common
equivalent shares - Diluted EPS	19,152	20,244	19,171	20,617

Diluted earnings (loss) per share:
Before discontinued operations	$(0.20)	$0.72	$(0.15)	$1.22
Net earnings (loss)	$(0.21)	$0.72	$(0.16)	$1.21

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
In Thousands	2017	2016	2017	2016
Sales:
Journeys Group	$258,953	$252,134	$543,072	$546,355
Schuh Group	97,625	96,960	174,081	172,630
Lids Sports Group	180,230	188,912	357,131	368,288
Johnston & Murphy Group	64,860	65,151	137,653	135,126
Licensed Brands	14,697	22,100	47,707	51,566
Corporate and Other	141	300	230	385
Net Sales	$616,506	$625,557	$1,259,874	$1,274,350
Operating Income (Loss):
Journeys Group(1)	$(2,194)	$4,481	$5,278	$24,101
Schuh Group	4,538	5,693	3,851	3,032
Lids Sports Group	3,040	7,132	1,254	13,169
Johnston & Murphy Group	1,547	2,255	5,367	7,097
Licensed Brands	(1,051)	234	1,224	2,087
Corporate and Other (2)	(7,890)	225	(16,190)	(11,569)
Earnings (loss) from operations	(2,010)	20,020	784	37,917
Gain on sale of Lids Team Sports	—	(2,485)	—	(2,485)
Interest, net	1,249	1,306	2,426	2,443
Earnings (loss) from continuing operations
before income taxes	(3,259)	21,199	(1,642)	37,959
Income tax expense	616	6,695	1,236	12,891
Earnings (loss) from continuing operations	(3,875)	14,504	(2,878)	25,068

Provision for discontinued operations	(73)	74	(185)	(80)
Net Earnings (Loss)	$(3,948)	$14,578	$(3,063)	$24,988

(1) Includes a $0.3 million charge for acquisition transition expenses.

(2) Includes a $0.1 million charge and a $0.2 million charge in the second quarter and first six months of Fiscal 2018, respectively, for asset impairments.

Includes a $7.9 million gain in the second quarter of Fiscal 2017 which includes an $8.9 million gain for network intrusion expenses as a result of a litigation settlement, partially offset by $1.0 million for asset impairments. Includes a $4.4 million gain for the first six months of Fiscal 2017 which includes an $8.9 million gain for network intrusion expenses as a result of a litigation settlement, partially offset by $4.4 million for asset impairments and $0.1 million for other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	July 29,	July 30,
In Thousands	2017	2016
Assets
Cash and cash equivalents	$43,520	$41,466
Accounts receivable	39,411	46,469
Inventories	670,104	663,708
Other current assets	83,578	69,382
Total current assets	836,613	821,025
Property and equipment	362,304	321,231
Goodwill and other intangibles	364,488	366,186
Other non-current assets	34,108	70,216
Total Assets	$1,597,513	$1,578,658
Liabilities and Equity
Accounts payable	$242,729	$269,371
Current portion long-term debt	2,051	10,620
Other current liabilities	106,252	127,714
Total current liabilities	351,032	407,705
Long-term debt	188,823	124,981
Pension liability	5,989	9,487
Deferred rent and other long-term liabilities	134,772	149,566
Equity	916,897	886,919
Total Liabilities and Equity	$1,597,513	$1,578,658

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Six Months Ended July 29, 2017
	Balance			Balance			Balance
	1/30/2016	Open	Close	1/28/2017	Open	Close	7/29/2017
Journeys Group	1,222	51	24	1,249	26	28	1,247
Schuh Group	125	7	4	128	3	—	131
Lids Sports Group*	1,332	15	107	1,240	9	61	1,188
Johnston & Murphy Group	173	8	4	177	2	—	179
Total Retail Units	2,852	81	139	2,794	40	89	2,745

Retail Units Operated - Three Months Ended July 29, 2017

	Balance			Balance
	4/29/2017	Open	Close	7/29/2017
Journeys Group	1,250	13	16	1,247
Schuh Group	129	2	—	131
Lids Sports Group*	1,199	4	15	1,188
Johnston & Murphy Group	178	1	—	179
Total Retail Units	2,756	20	31	2,745

*Includes 124 Locker Room by Lids in Macy's stores as of July 29, 2017.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Journeys Group	1%	(4)%	(2)%	(1)%
Schuh Group	3%	(1)%	6%	(3)%
Lids Sports Group	(2)%	—%	(1)%	1%
Johnston & Murphy Group	(1)%	3%	(2)%	4%
Total Comparable Sales	0%	(1)%	0%	0%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended July 29, 2017 and July 30, 2016

	Three Months Ended
	July 29, 2017			July 30, 2016
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(3,875)	$(0.20)		$14,504	$0.72

Pretax adjustments:
Impairment charges	$58	44	—	$1,018	665	0.03
Acquisition transition expenses	288	199	0.01	—	—	—
Sale of Lids Team Sports	—	—	—	(2,485)	(1,602)	(0.08)
Network intrusion expenses	—	—	—	(8,963)	(5,777)	(0.29)
Total adjustments	$346	243	0.01	$(10,430)	(6,714)	(0.34)
Tax impact for share-based awards		2,167	0.11		—	—
Resolution of income tax matters		(520)	(0.02)		(872)	(0.04)
Adjusted earnings (loss) from continuing operations (1) & (2)		$(1,985)	$(0.10)		$6,918	$0.34

(1) The adjusted tax rate for the second quarter of Fiscal 2018 is 32.9% excluding a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the second quarter of Fiscal 2017 is 35.0% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 19.2 and 20.2 million share count for Fiscal 2018 and 2017, which includes common stock equivalents in 2017, but not 2018 due to loss.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Three Months Ended July 29, 2017 and July 30, 2016

	Three Months Ended July 29, 2017
	Operating		Adj Operating
In Thousands	Inc (Loss)	Other Adj	Inc (Loss)
Journeys Group	$(2,194)	$288	$(1,906)
Schuh Group	4,538	—	4,538
Lids Sports Group	3,040	—	3,040
Johnston & Murphy Group	1,547	—	1,547
Licensed Brands	(1,051)	—	(1,051)
Corporate and Other	(7,890)	58	(7,832)

Total Operating Income (Loss)	$(2,010)	$346	$(1,664)

	Three Months Ended July 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$4,481	$—	$4,481
Schuh Group	5,693	—	5,693
Lids Sports Group	7,132	—	7,132
Johnston & Murphy Group	2,255	—	2,255
Licensed Brands	234	—	234
Corporate and Other	225	(7,945)	(7,720)

Total Operating Income	$20,020	$(7,945)	$12,075

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Six Months Ended July 29, 2017 and July 30, 2016

	Six Months Ended
	July 29, 2017			July 30, 2016
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(2,878)	$(0.15)		$25,068	$1.22

Pretax adjustments:
Impairment charges	$177	122	—	$4,453	2,870	0.14
Acquisition transition expenses	288	199	0.01	—	—	—
Sale of Lids Team Sports	—	—	—	(2,485)	(1,602)	(0.08)
Other legal matters	—	—	—	90	57	—
Network intrusion expenses	—	—	—	(8,931)	(5,756)	(0.28)
Total adjustments	$465	321	0.01	$(6,873)	(4,431)	(0.22)
Tax impact for share-based awards		2,167	0.11		—	—
Resolution of income tax matters		(496)	(0.02)		(766)	(0.04)
Adjusted earnings (loss) from continuing operations (1) & (2)		$(886)	$(0.05)		$19,871	$0.96

(1) The adjusted tax rate for the first six months of Fiscal 2018 is 31.1% excluding a FIN 48 discrete item of $0.1 million. The adjusted tax rate for the first six months of Fiscal 2017 is 35.6% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 19.2 and 20.6 million share count for Fiscal 2018 and 2017, which includes common stock equivalents in 2017, but not 218 due to loss.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Six Months Ended July 29, 2017 and July 30, 2016

	Six Months Ended July 29, 2017
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$5,278	$288	$5,566
Schuh Group	3,851	—	3,851
Lids Sports Group	1,254	—	1,254
Johnston & Murphy Group	5,367	—	5,367
Licensed Brands	1,224	—	1,224
Corporate and Other	(16,190)	177	(16,013)

Total Operating Income	$784	$465	$1,249

	Six Months Ended July 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$24,101	$—	$24,101
Schuh Group	3,032	—	3,032
Lids Sports Group	13,169	—	13,169
Johnston & Murphy Group	7,097	—	7,097
Licensed Brands	2,087	—	2,087
Corporate and Other	(11,569)	(4,388)	(15,957)

Total Operating Income	$37,917	$(4,388)	$33,529

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 3, 2018

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2018		Fiscal 2018
Forecasted earnings from continuing operations	$65,152	$3.38	$58,629	$3.04

Adjustments: (1)
Asset impairment and other charges	3,061	0.16	3,774	0.20
Tax impact for share-based awards	2,167	0.11	2,167	0.11

Adjusted forecasted earnings from continuing operations (2)	$70,380	$3.65	$64,570	$3.35

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2018 is approximately 35.2%.

(2) EPS reflects 19.3 million share count for Fiscal 2018 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.